Exhibit 10.4.2

CBL & Associates Properties, Inc.

Summary Description of Non-Employee Director Compensation Arrangements

Effective November 1, 2021, the effective date of a Bankruptcy Court approved plan pursuant to which the Company’s emerged from reorganization under Chapter 11 of the United States Bankruptcy Code, and in connection with such emergence, the Company’s new Board of Directors and Compensation Committee appointed in connection with the plan approved the following as the Company’s new cash compensation arrangements for each director not employed by the Company (a “Non-Employee Director”):

Description	Non-Employee Director Fees
Annual Fee for each Non-Employee Director	$65,000
Annual Committee Member Fee (Audit, Compensation Committee; Nominating/Corporate Governance Committee)	$15,000
Annual Committee Chairman/Chairperson Fee (Audit, Compensation Committee; Nominating/Corporate Governance Committee)	$20,000
Annual Fee – Lead Independent Director	$25,000
Annual Fee – Non-Employee Chairman of the Board	$50,000

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Emergence Award

On December 15, 2021, following the Effective Date (as defined in that certain Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and Its Affiliated Debtors (with Technical Modifications) (Docket No. 1369) as confirmed and approved by the Bankruptcy Court on August 11, 2021 in the Corporation’s  Chapter 11 Bankruptcy case styled In re CBL & Associates Properties, Inc., et al, Case No. 20-35226, United States Bankruptcy Court, Southern District of Texas, Houston Division), each new Non-Employee Director of the Company serving on such date will receive a grant of 8,334 shares of restricted Common Stock of the Company pursuant to the 2021 Equity Incentive Plan, as amended (“the Emergence Award”) for their partial service in calendar year 2021 and prospective service through calendar year 2022 (the “Emergence Service Period”).  The shares granted under the Emergence Awards will vest on January 1 of the calendar year following the conclusion of the Emergence Service Period.

A Non-Employee Director who ceases to be a member of the Board prior to the conclusion of the Emergence Service Period will forfeit any unvested shares except in the event such Non-Employee Director ceased to be a member of the Board due to such Non-Employee Director’s death or disability or on a Change in Control of the Company (as defined in the 2021 Equity Incentive Plan).

Annual Awards

On December 15th of each subsequent year of service (the “Grant Date”), beginning on December 15, 2022, each Non-Employee Director of the Company serving on such Grant Date will receive a grant of shares of restricted Common Stock of the Company pursuant to the 2021 Equity Incentive Plan, as amended (the “Annual Award”), having a value of $100,000, for their prospective service in the upcoming calendar year (the “Annual Service Period”).  The number of shares to be granted pursuant to an Annual Award will  be based on the average of the high and low trading prices for the Company’s Common Stock on the Grant Date but if the Grant Date shall not be a date upon which the shares trade, then the number of shares will be based on the average of the high and low trading prices for the Company’s Common Stock on the last preceding trading date prior to the Grant Date.  The shares granted under the Annual Award will vest on January 1 of the calendar year following the conclusion of the Annual Service Period.

A Non-Employee Director who ceases to be a member of the Board prior to the conclusion of the Annual Service Period will forfeit any unvested shares except in the event such Non-Employee Director ceased to be a member of the Board due to such Non-Employee Director’s death or disability or on a Change in Control of the Company (as defined in the 2021 Equity Incentive Plan).